Metabolix Announces Third Quarter 2016 Financial Results
CAMBRIDGE, Mass. - November 9, 2016 - Metabolix, Inc. (NASDAQ: MBLX), today reported financial results for the three months ended September 30, 2016.
“We are excited to be moving forward focusing exclusively on the Yield10 Bioscience mission to address the challenge of global food security,” said Oliver Peoples, Ph.D., president and chief executive officer. “We sold and transferred our legacy biopolymer assets to CJ CheilJedang. In addition, we completed winding down biopolymer related activities and substantially completed the restructuring of the business. We recently announced the Yield10 management team, and we are now directing our resources toward breakthrough bioscience and innovation to position Yield10 as a leader in novel crop yield trait discovery.
“During the third quarter we signed an exclusive license to intellectual property from North Carolina State University for advanced crop technologies related to improving carbon capture and partitioning in plants. We also conducted our first Fast Field Test studies to investigate a series of exploratory yield traits using our model Camelina oilseed platform. The plants and seed have been harvested, and data analysis for this study is currently underway.
“Over the coming months we will be working to advance our crop yield technologies and to move exploratory yield traits into crops such as canola, soybean, rice and corn; evaluating data from our Fast Field Testing platform and planning studies for the 2017 growing season; and continuing to establish collaborations. As we progress these objectives, our goal will be to build and capture value from Yield10’s innovations,” said Dr. Peoples.
In July 2016, Metabolix announced a strategic restructuring under which Yield10 Bioscience has become the Company’s core business. Yield10 Bioscience is focused on the unmet need for enhanced global food security and is developing proprietary technologies to enable step-change improvements in yield for major food and feed crops. In connection with its shift in focus, the Company is rebranding itself as Yield10 Bioscience.

THIRD QUARTER 2016 FINANCIAL OVERVIEW
The Company ended the third quarter of 2016 with $9.8 million in unrestricted cash and cash equivalents. The Company currently estimates that its cash on hand together with expected cash receipts from its outstanding government research grants will be sufficient to support its operations into the fourth quarter of 2017. This includes both the estimated cash operating cost of the Yield10 Bioscience business as well as remaining cash restructuring costs expected to be incurred during the period.
Continuing Operations

For the third quarter of 2016, the Company reported a net loss from continuing operations of $1.5 million, or $0.05 per share, as compared to a net loss from continuing operations of $2.9 million, or $0.11 per share, for the third quarter of 2015.

Total revenue from continuing operations in the third quarter of 2016 was $0.5 million, compared to $0.3 million for the comparable quarter in 2015. Revenue in the third quarter of 2016 was derived solely from government grants..
In the third quarter of 2016, research and development expenses for continuing operations were $1.6 million as compared to $1.5 million of research and development expenses in the third quarter of 2015. The increase in 2016 was primarily due to sponsored research related to the ongoing field testing in Camelina.
Selling, general and administrative expenses for continuing operations totaled $1.5 million in the third quarter of 2016, as compared to $1.8 million of selling, general and administrative expenses for the third quarter of 2015. The decrease in the 2016 period is primarily attributable to a decrease in employee compensation and related benefit expenses as a result of the Company's reduction in headcount and the elimination of its 2016 annual bonus plan.
For the first nine months of 2016, the Company reported a net loss from continuing operations of $7.7 million, or $0.28 per share, compared with a net loss of $9.3 million, or $0.38 per share, for the first nine months of 2015.
Total revenue during the first nine months of 2016 was $0.8 million, compared with $1.2 million for the comparable period in 2015.
Research and development expenses were $4.8 million during the first nine months of 2016, compared with $5.0 million for the same period in 2015. Selling, general and administrative expenses were $5.0 million for the nine-month period ended September 30, 2016 compared with $5.6 million for the first nine months of 2015.
The Company’s net cash used in operating activities for continuing operations during the first nine months of 2016 was $5.5 million as compared to $8.8 million for the same period of 2015.
Discontinued Operations and Strategic Restructuring
In connection with the shift in the business plan to crop science and the sale of biopolymer assets, the Company discontinued the operations of its biopolymers business. Metabolix completed the sale of its biopolymer intellectual property and certain equipment and inventory to CJ CheilJedang Corporation (“CJ”) for a total purchase price of $10.0 million in September 2016.
In the third quarter of 2016, the Company undertook a strategic restructuring of its operations to focus on the Yield10 Bioscience business. The Company announced a plan to reduce staffing levels to approximately 20 employees, a target level the Company is on track to meet in the fourth quarter of 2016. The Company currently expects that its annual net cash usage rate, excluding restructuring costs, will be approximately $5.0 to $6.0 million for operating the Yield10 Bioscience business.
In connection with the wind down of the biopolymer operations, Metabolix also ceased pilot production of biopolymer materials and reached agreements with the owner-operators of its biopolymer pilot production facilities regarding the termination of these services. The Company made cash payments of approximately $0.8 million, issued 275,000 shares of Company common stock, and transferred certain biopolymer-related production equipment in the third quarter related to these agreements and other restructuring activities. Remaining cash restructuring costs associated with the Company’s strategic restructuring are estimated at approximately $2.5 million, including amounts accrued as of September 30, 2016, and are expected to be paid out through May 2018.

Conference Call Information
Metabolix management will host a conference call today at 4:30 p.m. (ET) to discuss third quarter results. The Company also will provide an update on the business and answer questions from the investor community. A live webcast of the call with slides can be accessed through the Company's website at http://www.metabolix.com in the investor relations section. To participate in the call, dial toll-free 877-709-8150 or 201-689-8354 (international).
To listen to a telephonic replay of the conference call, dial toll-free 877-660-6853 or 201-612-7415 (international) and enter pass code 13648037. The replay will be available for 14 days. In addition, the webcast will be archived on the Company's website in the investor relations section.

About Metabolix
Metabolix, Inc. has wound down its legacy PHA biopolymer business and is becoming Yield10 Bioscience. Yield10 is leveraging Metabolix’s extensive track record of innovation based around optimizing the flow of carbon intermediates in living systems with a focus on developing disruptive technologies for step-change improvements in food and feed crop yield. Yield10 is working on new approaches to improve fundamental elements of plant metabolism through enhanced photosynthetic efficiency and directed carbon deposition to seed. Yield10 is advancing the development of several yield traits in crops such as Camelina, canola, soybean and corn. The Company is based in Woburn, MA.
For more information, visit www.metabolix.com. (MBLX-E)
For more information on Yield10 Bioscience, visit Yield10.

Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, expectations regarding Yield10’s research and development, collaborations, intellectual property and value creation as well as the Company’s restructuring costs, cash position, cash forecasts and headcount forecasts, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including the risks and uncertainties detailed in Metabolix's filings with the Securities and Exchange Commission. Metabolix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.
Metabolix Contact:
Lynne H. Brum, 617-682-4693, LBrum@metabolix.com

(FINANCIAL TABLES FOLLOW)

METABOLIX, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
UNAUDITED
(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenue:
Grant revenue	$473	$327	$818	$1,249
Research and development revenue	—	—
License fee and royalty revenue	—	—	—	—
Total revenue	473	327	818	1,249

Expenses:
Research and development	1,570	1,447	4,751	5,034
Selling, general, and administrative	1,530	1,769	4,951	5,582
Total expenses	3,100	3,216	9,702	10,616
Loss from continuing operations	(2,627)	(2,889)	(8,884)	(9,367)

Other income (expense), net	(8)	1	(4)	44
Net loss from continuing operations before tax benefit	(2,635)	(2,888)	(8,888)	(9,323)
Income tax benefit	1,147	—	1,147	—
Net loss from continuing operations	(1,488)	(2,888)	(7,741)	(9,323)

Discontinued operations
Income (loss) from discontinued operations	6,876	(2,960)	3,433	(8,441)
Loss from write down of assets held for sale	—	—
Income tax expense	(1,364)	—	(1,364)	—
Total income (loss) from discontinued operations	5,512	(2,960)	2,069	(8,441)

Net income (loss)	$4,024	$(5,848)	$(5,672)	$(17,764)

Basic and diluted net loss per share:
Net loss from continuing operations	$(0.05)	$(0.11)	$(0.28)	$(0.38)
Net income (loss) from discontinued operations	0.19	(0.11)	0.07	(0.35)
Net income (loss) per share	$0.14	$(0.22)	$(0.21)	$(0.73)

Number of shares used in per share calculations:
Basic & Diluted	27,869,133	26,979,598	27,652,090	24,234,043

METABOLIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
UNAUDITED
(in thousands)

	September 30,	December 31,
	2016	2015
Assets
Current Assets:
Cash and cash equivalents	$9,782	$12,269
Accounts receivable	198	238
Due from related parties	1	146
Unbilled receivables	347	150
Inventory	—	51
Prepaid expenses and other current assets	252	1,668
Short-term restricted cash	—	494
Assets of disposal group classified as held for sale	—	328
Total current assets	10,580	15,344
Restricted cash	432	125
Property and equipment, net	1,796	105
Other assets	717	714
Other assets of disposal group classified as held for sale	—	800
Total assets	$13,525	$17,088

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$229	$120
Accrued expenses	2,749	3,513
Short-term deferred revenue	—	277
Total current liabilities	2,978	3,910
Other long-term liabilities	1,969	150
Total liabilities	4,947	4,060

Stockholders’ Equity:
Preferred stock ($0.01 par value per share); 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock ($0.01 par value per share); 250,000,000 shares authorized at September 30, 2016 and December 31, 2015; 28,119,260 and 27,331,435 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	281	273
Additional paid-in capital	339,803	338,580
Accumulated other comprehensive loss	(81)	(72)
Accumulated deficit	(331,425)	(325,753)
Total stockholders’ equity	8,578	13,028
Total liabilities and stockholders’ equity	$13,525	$17,088

METABOLIX, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
UNAUDITED
(in thousands)
	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities
Net loss	$(5,672)	$(17,764)
Less:
Income (loss) from discontinued operations	2,069	(8,441)
Loss from continuing operations	(7,741)	(9,323)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	120	94
Charge for 401(k) company common stock match	141	141
Stock-based compensation	943	1,005
Gain on sale of property and equipment	12	—
Changes in operating assets and liabilities:
Accounts receivables	40	(231)
Due from related party	145	(35)
Unbilled receivables	(197)	132
Inventory	51	(3)
Prepaid expenses and other assets	1,413	(687)
Accounts payable	108	48
Accrued expenses	(885)	18
Deferred rent and other long-term liabilities	655	—
Deferred revenue	(41)	7
Taxes paid related to net share settlement upon vesting of stock awards	(273)	—
Net cash used by continuing operations for operating activities	(5,509)	(8,834)
Net cash used by discontinued operations for operating activities	(6,752)	(7,559)
Net cash used in operating activities	(12,261)	(16,393)

Cash flows from investing activities
Purchase of property and equipment	(511)	(20)
Change in restricted cash	187	—
Net cash used by continuing operations for investing activities	(324)	(20)
Net cash provided (used) by discontinued operations for investing activities	10,107	(438)
Net cash provided (used) by provided investing activities	9,783	(458)

Cash flows from financing activities
Proceeds from private placement offering, net of issuance costs	—	14,703
Net cash provided by continuing operations for financing activities	—	14,703

Effect of exchange rate changes on cash and cash equivalents	(9)	(4)

Net decrease in cash and cash equivalents	(2,487)	(2,152)
Cash and cash equivalents at beginning of period	12,269	20,046
Cash and cash equivalents at end of period	$9,782	$17,894
Supplemental disclosure of non-cash information:
Purchase of property and equipment included in accounts payable and accrued expenses	$—	$128
Restricted stock units issued to settle incentive compensation obligation	$—	$305
Lease incentive paid by lessor	$1,332	$—
Transfer of equipment to settle contractual liability	$111	$—
Issuance of common stock to settle contractual liability	$85	$—
Private placement offering costs included in accounts payable and accrued expenses	$—	$75